UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 15, 2012

ECHELON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29748	77-0203595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Meridian Avenue

San Jose, California 95126

(Address of principal executive offices, including zip code)

(408) 938-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 15, 2012 the Board of Directors of Echelon Corporation (the “Company”) approved a management bonus plan for 2011 (the “Plan”) under which certain of its executive officers, including its Chief Executive Officer and Chief Financial Officer, are eligible to earn cash payouts upon the achievement of certain performance targets. The Plan as it applies to such officers (other than its Senior Vice President of Worldwide Markets and its Senior Vice President of Strategic Accounts and Business Development) is tied 50% to performance targets based on the Company’s annual revenue and 50% to performance targets based on its non-GAAP annual operating income (“NGOI”). (NGOI will be calculated as the Company’s actual net operating income for 2012, adjusted to remove stock based compensation charges and certain other charges.) The goals of the Plan are to drive revenue growth and control spending.

The Plan as it applies to the Company’s Senior Vice President of Worldwide Markets is tied 50% to performance targets based on the Company’s revenue for its worldwide markets during 2012 and 50% on new orders, or bookings, for its utilities, or systems, markets products during 2012. The goals of the Plan for the Senior Vice President of Worldwide Markets are to drive design wins, orders (bookings) and revenue. The Plan as it applies to the Company’s Senior Vice President of Strategic Accounts and Business Development is tied 50% to performance targets based on revenue from transactions involving the Company’s strategic partners during 2012, and 50% to specific objectives tied to agreements and relationships with the Company’s strategic partners. The goals of the Plan for the Senior Vice President of Strategic Accounts and Business Development are to drive revenue from transactions with strategic accounts.

If the performance criteria are met, the target bonus amounts to be paid to the named executive officers are as follows: Ron Sege, $400,000; William R. Slakey, $124,800; Michael T. Anderson, $150,000; and Anders Axelsson, $100,000. If the target amounts are exceeded, the amount of the bonus paid to each named executive officer may exceed such target bonus amount. No changes were made to salaries of these executives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHELON CORPORATION

By:	/s/ William R. Slakey
William R. Slakey Executive Vice President and Chief Financial Officer

Date: February 17, 2012